Exhibit 99.1

DRAFT PRESS RELEASE

PROLOGIS ANNOUNCES LEADERSHIP TRANSITION

•	CEO Hamid Moghadam plans retirement; will continue as Executive Chairman

•	President Dan Letter to become CEO January 2026; joins Board of Directors

SAN FRANCISCO (Feb. 19, 2025) – Prologis, the global leader in logistics real estate, today announced the retirement of its co-founder, Hamid R. Moghadam, from his CEO role, effective January 1, 2026. After more than four decades of visionary leadership, Moghadam will continue as executive chairman, providing strategic guidance consistent with the company’s mission of “enduring excellence.”

As part of the company’s succession plan, Dan Letter, currently president, will succeed Moghadam as CEO. Letter, who has been with Prologis since 2004, is well prepared to lead the company into its next phase of growth, with deep industry experience and a leadership style rooted in collaboration and innovation. Letter will also join the company’s Board of Directors, effective immediately.

CEO Transition in 2026

Moghadam co-founded Prologis’ predecessor, AMB Property Corporation, in 1983 in San Francisco. Under his leadership, the company grew from a startup to a global leader, with a successful IPO in 1997 and its merger with ProLogis in 2011. Moghadam’s focus on delivering value to customers, employees, communities and investors became the cornerstone of Prologis’ mission and culture.

“This transition has been carefully planned to ensure Prologis’ continued success,” said Moghadam. “Having worked closely with Dan for more than 20 years, I have full confidence in his leadership. He embodies our values and is committed to the company’s long-term vision. I look forward to supporting him and the leadership team in my new role.”

Moghadam continued, “Today, Dan is responsible for the majority of Prologis’ business lines, including global real estate operations, capital deployment, strategic capital and Prologis Essentials. He has played a key role in Prologis’ tremendous growth and is uniquely qualified to guide the company forward.”

Letter commented: “Hamid started this company more than four decades ago and has taken it to unbelievable heights. Given our scale, role in the supply chain and disciplined approach to our balance sheet, our future is very bright. I am excited to continue to work with Hamid and the rest of the management team to grow and strengthen the company.”

Irving F. “Bud” Lyons, lead independent director for Prologis’ Board of Directors, said: “We are deeply grateful for Hamid’s transformative leadership. Hamid’s 40-plus-year tenure—starting as an entrepreneurial co-founder and evolving into the CEO of a major public company—is a rare achievement in today’s corporate world. We are confident that Dan is the right leader to guide Prologis in its next chapter, and this transition underscores the strength and continuity of our leadership team.”

Dan Letter

Prior to becoming president, Letter was global head of capital deployment, where he had responsibility for the company’s Investment Committee, deployment pipeline management and multi-market portfolio acquisitions and dispositions.

He joined AMB Property Corporation in 2004 as a development manager in Chicago. Over the next 16 years, he took on roles with increasing responsibility in two of the company’s largest regions (U.S. West and U.S. Central). Before taking a global role, he served as president of the U.S. Central Region, where he set strategy for the division and managed development, acquisitions and operations.

Letter has a Bachelor of Science in Civil Engineering from Marquette University. He is a member of Nareit’s Advisory Board of Governors and the Real Estate Roundtable.

About Prologis

The world runs on logistics. At Prologis, we don’t just lead the industry, we define it. We create the intelligent infrastructure that powers global commerce, seamlessly connecting the digital and physical worlds. From agile supply chains to clean energy solutions, our ecosystems help your business move faster, operate smarter and grow sustainably. With unmatched scale, innovation and expertise, Prologis is a category of one–not just shaping the future of logistics but building what comes next. Learn more at Prologis.com.

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